Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BJ’s Wholesale Club Holdings, Inc. of our report dated April 18, 2018, except for the effects of the revision described in Note 3 to the consolidated financial statements, as to which the date is May 17, 2018, and except for the effects of the stock split as discussed in Note 23 to the consolidated financial statements, as to which the date is June 15, 2018, relating to the consolidated financial statements, which appears in BJ’s Wholesale Club Holdings, Inc.’s Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-224994) dated June 25, 2018.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 26, 2018